Exhibit 10.1

GE Capital Equity Investments, Inc.

201 Merritt 7

1st Floor

Norwalk, CT 06851

July 9, 2015

Via Telecopier

EVINE Live Inc.

6740 Shady Oak Road

Eden Prairie, MN 55344-3433

Attn: Russell Nuce, Acting General Counsel

Fax: (612) 947-0188

Dear Russell:

We understand that EVINE Live Inc., a Minnesota corporation f/k/a ValueVision Media, Inc. (the “Company”), intends to implement a Shareholder Rights Plan (the “Plan”) and in connection therewith to issue to all of the holders of the Company’s outstanding common shares a dividend consisting of a right (the “Rights”) to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the “Series A Preferred Stock”).

We refer to that certain Amended and Restated Shareholder Agreement dated as of February 25, 2009 (the “Shareholder Agreement”), among the Company, GE Capital Equity Investments, Inc., a Delaware corporation (“GE Capital”), and NBCUniversal Media, LLC, a Delaware limited liability company (successor by conversion to NBC Universal, Inc., a Delaware corporation) (“NBCU”). Capitalized terms used and not otherwise defined in this letter shall have the respective meanings assigned to such terms in the Shareholder Agreement. Provided that the plan is implemented in a form that does not deviate in any material respect from the draft Shareholder Rights Plan agreement delivered to the Grandfathered Investors (as defined below) on July 8, 2015, this letter shall serve as written consent of GE Capital, the “Investor” as defined in the Shareholder Agreement, pursuant to Section 3.04(a) of the Shareholder Agreement, to the Company’s implementation of the Plan and issuance of the Rights and the securities that may be issued upon exercise or exchange of the Rights in accordance with the Plan, including shares of Series A Preferred Stock or common shares of the Company. This consent is granted in consideration for, and is expressly conditioned upon, the Company’s covenants set forth in the numbered paragraphs below. As used herein, the term “Grandfathered Investor” means each of GE Capital, NBCU and any of their respective Affiliates that holds shares of the Company’s common stock from time to time; provided that once GE Capital and its Affiliates (the “GE Group”) or NBCU and its Affiliates (the “NBCU Group”) no longer hold any shares of the Company’s common stock, then none of the Persons in the GE Group or the NBCU Group, respectively, shall thereafter be deemed a Grandfathered Investor.

EVINE Live Inc.

July 9, 2015

In consideration for the consent granted in the preceding paragraph, the Company hereby agrees that, for so long as any Grandfathered Investor holds shares of the Company’s common stock:

(1)	In the event that any Grandfathered Investor sells or otherwise transfers shares of Company common stock currently owned by such Grandfathered Investor to any third party identified to the Company in writing (any such third party, an “Exempt Purchaser”), the Company shall take all actions necessary under the Plan so that such Exempt Purchaser shall not be deemed an Acquiring Person (as defined in the Plan) by virtue of the acquisition of such shares.

(2)	Upon request of any Grandfathered Investor or any Exempt Purchaser, and in connection with a transfer by such Grandfathered Investor or such Exempt Purchaser of the Company’s outstanding shares of common stock to an Exempt Purchaser, the Company shall enter into an agreement with the acquiring Exempt Purchaser granting such acquiring Exempt Purchaser substantially the same rights as set forth in paragraphs (1) and (2) of this letter with respect to any sale of the Company’s outstanding shares of common stock purchased from such Grandfathered Investor to any other third party; provided, however, that the Company shall not be required to enter into such an agreement with an acquiring Exempt Purchaser in respect of shares of common stock acquired by such Exempt Purchaser in (i) a widely distributed underwritten public offering or (ii) a “brokers’ transaction” within the meaning of Section 4(a)(4) of the Securities Act, it being understood that this proviso shall not apply to any Exempt Purchaser acting as an underwriter or a broker in a transaction described in clause (i) or (ii).

(3)	The Company shall not, without the written consent of each Grandfathered Investor, (a) amend the Plan in any material respect, other than to accelerate the Expiration Date or the Final Expiration Date, or (b) adopt a new shareholder rights plan or take any other actions described in Section 3.04(a)(i) of the Shareholder Agreement. For purposes of this paragraph (3) and paragraph (4) below, the consent of any Grandfathered Investor that is an Affiliate of GE Capital shall be deemed consent of all Grandfathered Investors that are Affiliates of GE Capital and the consent of any Grandfathered Investor that is an Affiliate of NBCU shall be deemed consent of all Grandfathered Investors that are Affiliates of NBCU.

(4)	No provision of this letter may be waived, altered, supplemented or amended, except in writing, in the case of an amendment, by the Company and each Grandfathered Investor or, in the case of a waiver, by each Grandfathered Investor.

(5)	GE Capital and the Company agree that NBCU is an express third-party beneficiary of this letter, entitled to rely upon and enforce this letter as though NBCU were a party to this letter.

EVINE Live Inc.

July 9, 2015

Sincerely,

GE Capital Equity Investments, Inc.

By:	/s/ Rich Fraser
Name:	Rich Fraser
Title:	Vice President

Accepted and Agreed:

EVINE Live Inc.

By:	/s/ Russell Nuce
Name:	Russell Nuce
Title:	Executive Vice President and Chief Strategy Officer